UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _____)*


                               Iomega Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    462030305
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 13, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [x] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  462030305                 13G                      Page 1 of 5 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Bryant R. Riley

________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          3,365,318
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,365,318
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,365,318

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]

________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.52%

________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

         IN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  462030305                 13G                      Page 2 of 5 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         SACC Partners, LP

________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          2,767,234
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,767,234
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,365,318

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]

________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.52%

________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

         PN

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  462030305                 13G                      Page 3 of 5 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Riley Investment Management

________________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [_]

________________________________________________________________________________
3. SEC USE ONLY



________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          2,767,234
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,767,234
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,365,318

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]

________________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.52%

________________________________________________________________________________
12. TYPE OF REPORTING PERSON*

         IA

________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  462030305               13G                       Page 4  of 5 Pages


Item 1(a).  Name of Issuer:

                  Iomega Corporation

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            10955 Vista Sorrento Parkway
            San Diego, CA 92130

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            SACC Partners LP; Riley Investment Management LLC; B. Riley & Co. Inc.; B. Riley & Co. Retirement Trust; Bryant R. Riley


            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            11100 Santa Monica Blvd.
            Suite 800
            Los Angeles, CA  90025

            ____________________________________________________________________

Item 2(c).  Citizenship:

            SACC Partners LP (a Delaware limited partnership)
            Riley Investment Management LLC (Delaware limited liability co.)
            B. Riley & Co., Inc. (Delaware corporation)
            B. Riley & Co. Retirement Trust (tax qualified employee benefit plan)
            Bryant R. Riley (individual residing in California)

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            462030305

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [x] Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)       [_] Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)       [_] Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)       [x] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       [X] An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)       [_] A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);

     (h)       [_] A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;

     (i)       [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.   462030305                 13G                   Page 5  of 5  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
             3,365,318
          ______________________________________________________________________

     (b)  Percent of class: 6.52%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote__3,365,318________,


          (ii)  Shared power to vote or to direct the vote____0________________,


          (iii) Sole power to dispose or to direct the disposition of_3,365,318,

          (iv)  Shared power to dispose or to direct the disposition of__0_____


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                  N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  N/A

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  N/A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                  N/A

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                  N/A

          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: April 19, 2005
                                SACC PARTNERS LP
                                By: Riley Investment Management LLC, its General Partner
                                By: /s/ Bryant R. Riley
                                --------------------------------

                                Bryant R. Riley,
                                CEO
                                RILEY INVESTMENT MANAGEMENT LLC
                                By: /s/ Bryant R. Riley
                                --------------------------------

                                Bryant R. Riley, CEO
                                B. RILEY & CO., INC.
                                By: /s/ Bryant R. Riley
                                --------------------------------

                                Bryant R. Riley, Trustee
                                B. RILEY & CO., INC. RETIREMENT
                                TRUST By: /s/ Bryant R. Riley
                                --------------------------------

                                Bryant R. Riley
                                By: /s/ Bryant R. Riley
                                --------------------------------



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).